NEWS RELEASE

Cleveland-Cliffs Declares Cash Dividend on Common Stock

Cleveland, OH—January 9, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.125 per common share. The dividend will be payable on March 1, 2007, to shareholders of record as of the close of business on February 15, 2007.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

# # #